Exhibit 2.3

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of December 26, 2022 (the “Effective Date”), is entered into by and between Catalyst Biosciences, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as initial Rights Agent (as defined herein).

RECITALS

WHEREAS, on December 22, 2022, the Board of Directors of the Company authorized and declared a dividend distribution of one CVR right for each share of Company common stock outstanding at the close of business on the Record Date (defined below);

WHEREAS, the Company intends the distribution of the rights underlying the CVRs to be complete and irrevocable and hereby assigns to the Holders the right to receive the Payment Amounts (as defined below); and

WHEREAS, the parties have done all things necessary to make the CVR, when issued hereunder, the valid obligation of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.1Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed to thereto in the Business Combination Agreement. The following terms have the meanings ascribed to them as follows:

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of May 19, 2022, by and between the Company and Vertex Pharmaceuticals Incorporated.

“Assignee” has the meaning set forth in Section 6.6.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 26, 2022, by and among the Company, GNI Group Ltd., GNI Hong Kong Limited, GNI USA, Inc., Shanghai Genomics, Inc., Continent Pharmaceuticals Inc., and the Minority Holders (as defined in the Business Combination Agreement).

“Business Day” means any day other than a day on which banks in the state of New York are authorized or obligated to be closed.

Exhibit 2.3

“Claim” means any pending, threatened, or potential claim, suit, proceeding, investigation arbitration, or other legal right that the Company has or may have during the Term against any third party related to the Company’s business on or before the Effective Time.

“Code” has the meaning set forth in Section 2.3(d).

“CVR” means a contingent contractual right of Holders to receive the Payment Amounts pursuant to this Agreement.

“CVR Register” has the meaning set forth in Section 2.2(b).

“Disposition” means (i) the sale, license, transfer or other disposition to a third party of any rights or assets comprising the Legacy Assets, including any sale or disposition of equity securities in any Subsidiary established by the Company to hold any right, title or interest in any Legacy Assets, or (ii) the settlement, court order, arbitration ruling, or other disposition of any Claim resulting in payment or the right to receive payment, in each case, during the Disposition Period.

“Disposition Agreement” means a definitive written agreement providing for (i) a Disposition of any portion of the Legacy Assets during the Disposition Period or (ii) the settlement of any Claim.

“Disposition Period” means the two-year period following the Record Date; provided, however, such period will be automatically extended for any Claim for an additional one-year period to the extent any Claim is appealed during the initial two-year term.

“Excluded Taxes” has the meaning set forth in Section 3.2(g).

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Incurred Fees” has the meaning set forth in Section 4.4(c).

“Interim Operating Amount” has the meaning set forth in the Business Combination Agreement.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legacy Assets” means the Company’s rights, assets, technology and intellectual property in existence immediately prior to the execution of the Business Combination Agreement and relating to the Company’s drug discovery and drug development programs, including the Company’s bleeding disorder candidates and its protease therapeutic platform and programs including: SQ Marzeptacog alfa (FVIIa); SQ Dalcinonacog alfa (FIX); and CB 2679d-GT.

“Loss” has the meaning set forth in Section 3.2(g).

Exhibit 2.3

“Majority of Holders” means, at any time, the registered Holder or Holders of more than 50% of the total number of CVRs registered at such time, as set forth on the CVR Register, except that with respect to the use of the term Majority of Holders in Section 6.7, the term shall mean the registered Holder or Holders of more than 25% of the total number of CVRs registered at such time, as set forth on the CVR Register.

“Notice” has the meaning set forth in Section 6.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the principal financial and accounting officer of the Company, in their respective official capacities.

“Payment Amount” means, with respect to any Payment Triggering Event: (i) 100% of the amount actually received (net of out-of-pocket and documented transaction expenses and potential indemnification obligations) by the Company pursuant to any Disposition Agreement; (ii) 100% of the excess cash (net of all current or contingent liabilities, including transaction-related expenses and unpaid severance or change of control payment obligations) retained by the Company in excess of $1,000,000 as of the Closing of the Closing Date (as defined in the Business Combination Agreement); (iii) 100% of the amount actually received (net of indemnity claims, if any) by the Company pursuant to the Asset Purchase Agreement; and (iv) 100% of the excess, if any, by which the Interim Operating Amount exceeds the Incurred Fees, in each case net of: (a) any Tax incurred by the Company or such Affiliate(s) as a result of the receipt of such payment and (b) the reasonable costs, out-of-pocket fees, expenses or charges incurred, directly or indirectly, by the Rights Agent, the Company or the Company’s Affiliates (but subject to Section 4.4), or for which the Rights Agent, the Company or the Company’s Affiliates (subject to Section 4.4) are responsible, in connection with such Payment Triggering Event (in each case to the extent such costs, fees, expenses or charges have not been previously accounted for in the calculation of a prior Payment Amount).

“Payment Triggering Event” means the actual receipt by the Rights Agent or the Company following the Record Date of: (i) any cash payment pursuant to a Disposition Agreement, (ii) Net Cash (as defined in the Business Combination Agreement) over $1,000,000 immediately following the Closing Date, (iii)  any cash received by the Company under the Asset Purchase Agreement (net of indemnity claims, if any), and (iv) the excess, if any, by which the Interim Operating Amount exceeds the Incurred Fees under Section 4.4(c).

“Permitted Transfer” means a transfer of CVRs (i) upon death of a Holder by will or intestacy, (ii) pursuant to a court order, (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or (v) as provided in Section 2.5.

“Person” means any individual, corporation, partnership, joint venture, estate, trust, company, firm, limited liability company, firm, society or other enterprise, association, organization, or any other entity not specifically listed herein, including any governmental authority.

Exhibit 2.3

“Pro Rata Share” means, with respect to any Holder, the quotient obtained by dividing (i) the aggregate number of CVRs held by such Holder by (ii) the aggregate number of outstanding CVRs held by all Holders, in each case, as reflected in the CVR Register.

“Record Date” means January 5, 2023.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to ARTICLE 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Committee” means an oversight committee initially comprised of the following individuals: Nassim Usman, Ph.D., Augustine Lawlor and Andrea Hunt, and such additional members as may be added by the Special Committee, from time to time.

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such entity.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a governmental authority with respect thereto.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1Holders of CVRs; Appointment of Rights Agent; Assignment of Rights.

(a)The initial Holders shall be the holders of shares of the Company’s common stock as of the close of business on the Record Date. Effective five Business Days following the Record Date, each initial Holder shall be issued and distributed in the form of a dividend one CVR for each share of Company common stock held of record by such Holder as of the close of business on the Record Date. Notwithstanding anything to the contrary in this Agreement, in no event shall any CVRs be issued pursuant to this Agreement prior to five Business Days following the Record Date.

(b)The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Exhibit 2.3

Section 2.2No Certificate; Registration; Registration of Transfer; Change of Address; CVR Distribution.

(a)Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

(b)The Rights Agent will create and maintain a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining the Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Company. Except for the obligations to the Rights Agent set forth herein, neither the Company nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.

(c)Subject to the restrictions on transferability set forth in Section 2.6, every request made to transfer CVRs must be in writing and accompanied by a written instrument of transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the transfer instrument is in proper form and otherwise complies on its face with the other terms and conditions of this Agreement (including the provisions in Section 2.6), register the transfer of the applicable CVRs in the CVR Register. All transfers of CVRs registered in the CVR Register will be the valid obligations of the Company, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. The Company and the Rights Agent may each require evidence of payment of a sum sufficient to cover any stamp or other transfer tax or governmental charge that is imposed in connection with (and would not have been imposed but for) any such registration of transfer (or evidence that such Taxes and charges are not applicable). No transfer of CVRs shall be valid until registered in the CVR Register and unless such transfer would not violate the Securities Act. Any putative transfer not duly registered in the CVR Register or in violation of the Securities Act shall be void.

(d)A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

(e)The Company will provide written instructions to the Rights Agent for the distribution of CVRs to the Holders as of the Record Date. The Company shall inform Rights Agent of the Record Date at least five business days prior thereto. Subject to the terms and conditions of this Agreement and the Company’s confirmation of the Record Date, the Rights Agent hereunder shall make the CVR distribution, less any applicable withholding taxes imposed

Exhibit 2.3

pursuant to Section 2.3(d), to each Holder as of the Record Date, five Business Days following the Record Date, by the mailing of a statement of holding reflecting CVRs.

Section 2.3Payment Procedures.

(a)If a Payment Triggering Event occurs at any time prior to the termination of this Agreement then, within 10 calendar days after the occurrence of such Payment Triggering Event, the Company will deliver to the Rights Agent (i) an Officer’s Certificate certifying the date of the Payment Triggering Event, the amount of the payment and that the Holders are entitled to receive the applicable Payment Amount in respect thereof (the “Payment Triggering Event Notice”), and (ii) an amount in cash equal to the applicable Payment Amount (for further distribution to the Holders in accordance with the terms hereof) by wire transfer of immediately available funds to an account designated by the Rights Agent.

(b)Upon receipt of either the Payment Amount or the wire transfer referred to in Section 2.3(a), the Rights Agent will promptly (and in any event within 10 Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to such Holder’s Pro Rata Share of the applicable Payment Amount.

(c)With respect to any Payment Amount that is paid to the Company or an Affiliate of the Company, the Company shall have no further liability in respect of such Payment Amount upon delivery of the relevant funds to the Rights Agent in accordance with Section 2.3(a).

(d)The Company and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts required to be paid or distributed under this Agreement (including any Payment Amount payable pursuant to this Agreement), such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution (including in respect of the distribution of CVRs) under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid or distributed to the Holder in respect of which such deduction and withholding was made. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided, that the time period for payment of a Payment Amount by the Rights Agent set forth in Section 2.3(b) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than ten Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent. The Rights Agent will solicit from each Holder an appropriate Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9, as applicable on or prior to any distribution or other payment to such Holder to permit any payment of any Payment Amount to be made without deduction or withholding of any US. backup withholding taxes or taxes imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code, as amended (the “Code”).

Exhibit 2.3

(e)Any portion of a Payment Amount that remains undistributed to the Holders on the date that is six months after the Rights Agent’s receipt of the applicable Payment Triggering Event Notice (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), and any Holder will thereafter look only to the Company for payment of such Payment Amount (which shall be without interest).

(f)If any Payment Amount (or portion thereof) remains unclaimed by a Holder on the date that is four years after the Rights Agent’s receipt of the applicable Payment Triggering Event Notice or the Payment Amount (or immediately prior to such earlier date on which such Payment Amount would otherwise escheat to or become the property of any governmental authority), then: (i) such Payment Amount (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor, and (ii) the CVRs to which such payment relate shall be deemed abandoned in accordance with Section 2.5 and shall no longer be deemed outstanding for any purpose (including for purposes of calculating a Holder’s Pro Rata Share). Neither the Company nor the Rights Agent will be liable to any Person in respect of a Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company or a public official.

Section 2.4No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b)CVRs will not represent any equity or ownership interest in the Company or any of its Affiliates. The sole right of the Holders to receive property hereunder is the right to receive Payment Amounts, if any, in accordance with the terms hereof.

(c)The CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. It is highly possible that there will not be any CVR Payment Amounts. Neither Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. This Section 2.4(c) is an essential and material term of this Agreement.

Exhibit 2.3

Section 2.5Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option or upon the failure to claim payment under Section 2.3(f), abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Company of such transfer and cancellation. No such notice to the Rights Agent shall be required in the case of abandonment due to the failure to claim payment under Section 2.3(f). Nothing in this Agreement is intended to prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Section 2.6Non-transferable.

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1Certain Duties and Responsibilities.

(a)The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent during the 12 months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b)The Rights Agent will not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. All rights of action under this Agreement may be enforced (but shall not be required to be enforced) by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Exhibit 2.3

Section 3.2Certain Rights of Rights Agent.

(a)The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b)The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of the Company.

(c)Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii) incur no liability and be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d)The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e)Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f)The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g)The Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct; provided that this Section 3.2(g) shall not apply to (i) income, receipt, franchise or similar Taxes, (ii) any Taxes imposed due to the Rights Agent’s connection with the jurisdiction imposing such Taxes (other than any connection caused solely by this Agreement or the Rights Agent performing, enforcing or receiving payments under this Agreement), or (iii) any Taxes imposed due to the failure of the Rights Agent to provide any form, document or certificate that would have reduced or eliminated the amount of such withholding taxes (“Excluded Taxes”).

(h)In addition to the indemnification provided under Section 3.2(g), the Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s

Exhibit 2.3

performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all stamp and transfer Taxes (excluding any Excluded Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.3(b) or Section 3.2(g), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i)No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j)The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(k)Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Company or become peculiarly interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(l)The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m)The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(n)The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

Exhibit 2.3

(o)The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(p)The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(q)The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(r)The obligations of the Company under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3Resignation and Removal; Appointment of Successor.

(a)The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 30 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b)The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If the Company

Exhibit 2.3

fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e)Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Majority of Holders, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent; but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1List of Holders.

The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from its transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 10 Business Days following the Record Date.

Section 4.2Prohibited Actions.

Unless approved by the Special Committee, the Company shall take no action for the principal purpose of (i) reducing the amount of any Payment Amounts payable under this Agreement or (ii) restricting the Company’s ability to pay any of the Payment Amounts hereunder. Unless approved by the Special Committee, the Company shall not grant any lien, security interest, pledge or similar interest in: (x) any Payment Amounts or proceeds from any Disposition or other Payment Triggering Event during the Term, or (y) any Legacy Assets during the Disposition Period.

Exhibit 2.3

Section 4.3Backstop Financing Statement.

It is the intent of the Company for the distribution to the Holders of the rights to receive the Payment Amount in respect of any Disposition to be complete and irrevocable. Notwithstanding the foregoing, the form of financing statement on Form UCC-1 attached as Exhibit A hereto shall be filed within 10 Business Days from the Record Date for the purpose of establishing a first-priority security interest in the Payment Amounts, to the extent that the assignment of such rights hereunder is not deemed effective, complete, or irrevocable for any reason.

Section 4.4CVR Committee; Efforts.

(a)Subject to Section 4.4(b), the Special Committee shall have the sole responsibility, authority, and discretion during the Disposition Period to (i) negotiate the terms of any Disposition, (ii) oversee the prosecution and settlement of any Claim(s), and (iii) oversee the execution of any Payment Triggering Event(s). The Special Committee will recommend to the Board of Directors approval of any Disposition Agreement negotiated by the Special Committee, and provided that such Disposition Agreement does require the Company to expend or risk its own funds or otherwise incur any financial liability in the performance of any duties under such Disposition Agreement following the closing of the transactions thereunder (such as indemnity obligations and any restrictions on the ability to conduct the Company’s business), the Board of Directors shall promptly cause the Company to execute and deliver such Disposition Agreement. For the avoidance of doubt, payments from the Interim Operating Amount shall not be considered Company financial liabilities for purposes of this Section 4.4. To the extent permitted under Nasdaq listing standards and applicable law, each member of the Special Committee will be entitled to receive reasonable compensation for their services and effort, and reasonable reimbursements for expenses, if any, provided that such compensation will not exceed an equivalent of $400 per hour of service or effort by each such member of the Special Committee.

(b)The responsibility and authority of the Special Committee set forth in Section 4.4(a) will not be revoked or modified at any time during the Disposition Period; provided, however, no provision of this Agreement will require the Company to expend or risk its own funds or otherwise incur any financial liability in the performance of any duties hereunder or in the exercise of any rights or powers, to the extent in excess of the Interim Operating Amount. The Special Committee and the Company’s Board of Directors will not owe fiduciary duties to the Holders (in their capacity as such) and will not have any liability to the Holders for any actions taken or not taken in connection with the matters set forth herein. Moreover, neither the Special Committee or any members thereof will be required to expend or risk his or her own funds or otherwise incur any financial liability in the performance of any duties hereunder or in the exercise of any rights or powers.

(c)In furtherance of the authority granted to the Special Committee under Section 4.4(a), the Special Committee will be entitled during the Disposition Period to incur, and the Company shall pay any and all, fees, expenses and costs to manage, negotiate, settle and finalize the Claims and any audits under Section 4.5 (the “Incurred Fees”); provided, however, the Incurred Fees may not exceed the Interim Operating Amount. Upon the expiration of the Disposition Period, to the extent the Interim Operating Amount exceeds the Incurred Fees, any

Exhibit 2.3

such excess amount will be distributed to the Holders as a Payment Amount. For the avoidance of doubt, the Special Committee may not incur any fees, expenses or costs under this Section in excess of the Interim Operating Amount without the prior written approval of the Company’s Board of Directors.

(d)Subject to Section 6.7, the Holders will be intended third-party beneficiaries of the provisions of this Agreement and will be entitled to specifically enforce the terms hereof; provided, that under no circumstances will the rights of Holders as third-party beneficiaries pursuant to this Section 4 be enforceable by such Holders or any other Person acting for or on their behalf other than the Special Committee. The Special Committee has the sole power and authority to act on behalf of the Holders in enforcing any of their rights hereunder.

(e)Subject to Section 4.4(b), during the Disposition Period, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to uphold the terms of all Disposition Agreements, including as applicable, effectuate the Disposition of Legacy Assets or Claims pursuant to such Disposition Agreement in accordance with its terms.

(f)Notwithstanding anything contained herein to the contrary, the Company will not, and will not permit its Affiliates to: (i) amend any Disposition Agreement or waive any right thereunder, if such amendment or waiver materially and adversely affects the rights of the Holders to receive the CVR Payment Amounts hereunder, unless the Special Committee consents to each such amendment or waiver, which will not be unreasonably withheld, delayed, or conditioned, or (ii) assign any Disposition Agreement without the consent of the Special Committee, unless such assignee agrees to assume all payment obligations under, and agrees to be bound in writing to the terms of such agreement and this Agreement.

Section 4.5Copies of CVR Records; Audit Rights.

(a)Each Holder shall have the right, at any time, to request in writing to receive copies of: (i) Payment Triggering Event Notices delivered to the Rights Agent, (ii) any Audit Reports delivered to the Rights Agent pursuant to Section 4.5(b), (iii) copies of material correspondence between the Company or its Affiliates and the Rights Agent, (iv) amendments to the Agreement effected pursuant to ARTICLE 5, and (v) the records of the Rights Agent setting forth the dates and amounts of all Payment Amounts delivered to the Rights Agent, whether by Celgene, the Company or an Affiliate of the Company. The requesting Holder(s) shall pay the reasonable out-of-pocket expenses of the Rights Agent (e.g., photocopying expenses, postage, etc.) incurred in responding to any such document requests.

(b)The Company shall keep, and shall require its Affiliates to keep, complete and accurate books and records that may be necessary for the purpose of calculating the Payment Amounts payable under this Agreement. At the request of the Special Committee, the Special Committee shall have the right to appoint an independent accounting firm to perform, on behalf of all Holders, an inspection of such books and records for the sole purpose of determining the Payment Amounts payable hereunder. Upon at least ten Business Days’ prior written notice from the Special Committee, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with the Company’s normal business activities. Such audit shall not be performed more frequently than once per calendar year. If the audit reveals an

Exhibit 2.3

overpayment, the Company shall be entitled to withhold such amount from future payments of Payment Amounts. If the audit reveals an underpayment, the Company shall promptly (and in any event within 30 days) remit such amount to the Rights Agent for distribution to the Holders. The Company shall pay the audit costs if the underpayment exceeds 5% of the aggregate amount owed with regard to the period of the audit; otherwise, the Special Committee requesting the audit shall bear such audit expenses. A copy of the results of any audit conducted under this Section 4.5(b) (an “Audit Report”) shall be provided to the Company and the Rights Agent within thirty (30) days from issuance by the auditor.

ARTICLE 5

AMENDMENTS

Section 5.1Amendments Without Consent of Holders or Rights Agent.

(a)The Company, at any time and from time to time, may enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent (subject to Section 5.3), provided, that if any such amendment(s) (individually or the aggregate) materially impairs or adversely affects the rights of the Holders hereunder, such amendment shall also require the prior written consent of the Holders in accordance with Section 5.2:

(i)to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)to evidence the succession of another Person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.6;

(iii)to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv)to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(v)as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(vi)as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

Exhibit 2.3

(vii)to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.5 or (ii) following a transfer of such CVRs to the Company or its Affiliates in accordance with Section 2.2 and Section 2.6;

(viii)as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix)to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b)Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.2Amendments with Consent of Holders.

(a)In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Majority of Holders, the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b)Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.3Effect of Amendments.

Upon the execution of any amendment under this ARTICLE 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this ARTICLE 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement, amendment or other modification to this Agreement shall be effective unless duly executed by the Rights Agent.

Exhibit 2.3

ARTICLE 6

MISCELLANEOUS

Section 6.1Notices to Rights Agent and to the Company.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and delivered personally, by FedEx or other internationally recognized overnight courier service or, except with respect to any Notice from any Holder, by email. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:

American Stock Transfer & Trust Company, LLC
6201 15th Ave
Brooklyn, NY 11219
Attention:	Corporate Actions Group
E-mail:	reorg_rm@astfinancial.com

if to the Company, to:

Catalyst Biosciences, Inc.
611 Gateway Blvd.
Suite 120
South San Francisco, CA 94080
Attention:	Nassim Usman
Seline Miller
E-mail:	nusman@catbio.com
smiller@catbio.com

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 6.2Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Exhibit 2.3

Section 6.3Entire Agreement.

As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.4Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of substantially all of the properties and assets of the Company to any Person, the surviving Person or acquiring Person (as applicable) shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of the Company under this Agreement with the same effect as if such Person had been named as the Company herein.

Section 6.5Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.5.

Section 6.6Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 6.5, the Rights Agent may not assign this Agreement without the Company’s prior written consent. Subject to Section 5.1(a)(ii) and Section 6.4 hereof, the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, the Company shall agree to remain liable for the performance by the Company of its obligations hereunder (to the extent the Company exists following such assignment). The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Majority of Holders. Any attempted assignment of this Agreement in violation of this Section 6.6 will be void ab initio and of no effect.

Exhibit 2.3

Section 6.7Benefits of Agreement; Action by Majority of Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders are intended third-party beneficiaries under this Agreement, but will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by the Company, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding the foregoing, in the event of a bankruptcy of the Company, individual Holders shall be entitled to assert claims in bankruptcy and take related actions in pursuit of such claims with respect to any Payment Amounts that may be claimed by the bankruptcy estate of the Company or by any creditor of the Company.

Section 6.8Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the Laws of the State of New York, (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 6.9Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.9; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement.

Section 6.10Waiver of Jury Trial.

Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of

Exhibit 2.3

litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implication of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.10.

Section 6.11Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 6.12Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 6.13Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor upon the payment of all amounts potentially due under any Disposition Agreement entered into during the Disposition Period (if any) (the “Term”). The termination of this Agreement will not affect or limit the right of Holders to receive the Payment Amounts under Section 2.3(b) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Exhibit 2.3

Section 6.14Force Majeure.

Notwithstanding anything to the contrary contained herein, none of the Rights Agent, the Company or any of its Subsidiaries (except as it relates to the obligations of the Company under Section 2.3(a)) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 6.15Construction.

(a)As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(b)The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(c)Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Section 6.16Tax Treatment.

The Rights Agent agrees to treat (i) the distribution of the CVRs as a distribution of contractual rights governed by Section 301 of the Code and (ii) any Payment Amount as a contractual payment pursuant to the rights afforded by this Agreement to the Holder and not as a distribution by the Company in respect of Company common stock for U.S. federal, and, to the extent applicable, state and local income tax purposes.

Exhibit 2.3

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Catalyst Biosciences, Inc.

By:
Name:
Title:

American Stock Transfer & Trust Company, LLC

By:
Name:
Title:

[Signature Page to Catalyst Contingent Value Rights Agreement]